UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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VITA FOOD PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VITA FOOD PRODUCTS, INC.
2222 West Lake Street
Chicago, Illinois  60612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Vita Food Products, Inc.

The Annual Meeting (the “Meeting”) of Stockholders of Vita Food Products, Inc., a Nevada corporation (the “Company”), will be held on May 18, 2005 at 9:00 a.m., local time, at the offices of Much Shelist Freed Deneberg Ament & Rubenstein, P.C., 191 North Wacker Drive, Chicago, Illinois 60606 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.             To elect eight (8) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

2.             To ratify the selection by the Board of Directors of BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2005.

3.             To transact such other business as may properly come before the Meeting or any adjournment thereof.

Holders of record of the Company’s Common Stock at the close of business on March 24, 2005, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Meeting or any adjournment thereof, also as more fully described in the Proxy Statement.

All stockholders are cordially invited to attend the Meeting.  Those who cannot are urged to sign, date and otherwise complete the enclosed proxy and return it in the envelope provided.  Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

For the Board of Directors,

Stephen D. Rubin
Chairman of the Board

Chicago, Illinois
April 20, 2005

VITA FOOD PRODUCTS, INC.
2222 West Lake Street
Chicago, Illinois  60612

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held
May 18, 2005

The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Vita Food Products, Inc., a Nevada corporation (the “Company”), to be held on May 18, 2005, and any adjournments thereof (the “Meeting”), for the purposes stated in the attached Notice of Annual Meeting of Stockholders.  This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are being mailed to stockholders beginning on or about April 20, 2005.

GENERAL INFORMATION

Solicitation of Proxies

A form of proxy is being furnished herewith by the Company to each stockholder and, in each case, such proxy is solicited on behalf of the Board of Directors of the Company for use at the Meeting.  The entire cost of soliciting these proxies will be borne by the Company.  Solicitation will be made by mail, and may also be made by telephone or facsimile by directors, officers and regular employees of the Company, but these persons will not be separately compensated for such solicitation services.  The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy solicitation material to beneficial owners of the Company’s Common Stock.

Authority Conferred by Proxies

The shares represented by proxies duly executed and returned by stockholders and received by the Company before the Meeting will be voted as directed in the proxies.  In the absence of specific direction, the shares represented by proxies will be voted: (1) FOR the election of all nominee directors specified herein; and (2) FOR the ratification of the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm.  As to the other matters, if any, to be voted upon at the Meeting, the persons designated as proxies in the accompanying form of proxy will take such action as they, in their discretion, may deem advisable.  The persons named as proxies were selected by the Board of Directors and are officers of the Company.

Revocability of Proxies

Execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person.  Any stockholder giving a proxy has the right to revoke it at any time by: (i) a later dated proxy, duly executed and delivered or presented at the Meeting; (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting; or (iii) attendance at the Meeting and voting in person.  Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

Voting Securities and Record Date

The Company’s voting securities consist of one class of Common Stock, par value $0.01 per share (the “Common Stock”), and one class of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).  The Company had 3,858,738 outstanding shares of Common Stock and no shares of Preferred Stock outstanding as of the close of business on March 24, 2005 (the “Record Date”).  Only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting.  Each share of Common Stock is entitled to one vote.  Representation at the Meeting by the holders of a majority of the shares of Common Stock outstanding on the Record Date, either in person or by proxy, will constitute a quorum.

Directors are elected by a plurality vote of shares present at the meeting.  Ratification of BDO Seidman, LLP requires approval by the holders of a majority of the shares of Common Stock voting on such matter, whether in person or by proxy.  Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but broker non-votes will not be counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter.  Accordingly, abstentions have the same effect as a vote “against” the proposal to ratify BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2005 while broker non-votes do not affect the outcome.  For the election of directors, abstentions and broker non-votes will have no effect.

Executive Officers and Directors

The following table sets forth certain information, as of February 28, 2005, with respect to each executive officer or director of the Company.

Name	Age	Title
Stephen D. Rubin	65	President and Chairman of the Board
Clark L. Feldman	70	Executive Vice President, Secretary and Director
Clifford K. Bolen	47	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Terry W. Hess	47	Chief Executive Officer of Vita Specialty Foods, Inc. and Director
Michael Horn	68	Director
Neal Jansen	67	Director
Steven A. Rothstein	53	Director
John C. Seramur	62	Director
Joel D. Spungin	67	Director

The following biographical information is provided, as of February 28, 2005, with respect to the sole executive officer named in the management table, who is not a director nominee for election.

Clifford K. Bolen was promoted to Senior Vice President and Chief Financial Officer of the Company in March 2003.  Mr. Bolen joined the Company in November 2000 as Vice President and Chief Financial Officer.  Prior to joining the Company, Mr. Bolen was Vice President of Operations for The Northwestern Corp, a leading manufacturer of vending machines from 1998 to 2000, and Vice President of Gummed Papers of America L.P., a wholesale distributor of label paper products from 1994 to 1998.  Mr. Bolen’s experience includes roles in executive management as CFO and Controller for manufacturing, food processing, real estate syndication and management, and wholesale distribution firms.  In addition, Mr. Bolen has eight years of public accounting experience and received his CPA certification in 1987.  Mr. Bolen has a B.S. in management from the Illinois Institute of Technology and a M.B.A. from The University of Chicago.

Security Ownership of Principal Holders and Management

The following table sets forth information as of February 28, 2005, with respect to the beneficial ownership of the Company’s outstanding shares of Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of its Common Stock, each director, and each Named Executive Officer (as defined under “Compensation of Executive Officers”) and all the directors and executive officers of the Company as a group.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Number (2)	Percent

Stephen D. Rubin (3)	1,200,842	31.1%
Clark L. Feldman (3)	625,103	16.2
Adele J. Gorenstein Trust (4)	368,759	9.6
J.B.F. Enterprises (5)	350,700	9.1
James Rubin (6)	230,000	6.0
John C. Seramur (7)	80,000	2.1
Clifford K. Bolen (8)	39,117	1.0
Terry W. Hess (9)	37,095		*
Neal Jansen (10)	37,000		*
Michael Horn (11)	26,000		*
Joel D. Spungin (12)	18,000		*
Steven A. Rothstein (13)	11,500		*
Robert J. Budd (14)	6,358		*

All directors and executive officers as a group (9 persons) (15)	2,074,657	52.1%

*      Less than 1% of the outstanding shares of Common Stock

(1)   The address of each of the beneficial owners, unless noted otherwise in the footnotes, is c/o Vita Food Products, Inc., 2222 West Lake Street, Chicago, Illinois 60612.

(2)   Includes, when applicable, shares owned of record by such person’s minor children and spouse and by other related individuals and entities over whose shares of Common Stock such person has custody, voting control, or power of disposition.

(3)   Includes shares of Common Stock issuable upon exercise of options to purchase 6,000 shares of Common Stock.

(4)   Includes 350,700 shares of Common Stock held by J.B.F. Enterprises, an Illinois general partnership (“J.B.F.”), which are also listed as being beneficially owned by J.B.F.  The Adele J. Gorenstein Trust and Mr. David Gorenstein are general partners of J.B.F. The address of the Adele J. Gorenstein Trust is 900 Skokie Blvd, Suite 108, Northbrook, Illinois 60062.

(5)   The Adele J. Gorenstein Trust and Mr. David Gorenstein are general partners of J.B.F.  The address of J.B.F. is 900 Skokie Blvd, Suite 108, Northbrook, Illinois 60062. These shares are also included in the number of shares beneficially owned by the Adele J. Gorenstein Trust.

(6)   James Rubin is the brother of Stephen D. Rubin.  The address of James Rubin is 719 Sycamore Lane, Glencoe, Illinois 60022.

(7)   Mr. Seramur’s address is 260 Barefoot Beach, PH4, Bonita Springs, Florida 34134.  Includes shares of Common Stock issuable upon exercise of options to purchase 15,000 shares of Common Stock.

(8)   Includes shares of Common Stock issuable upon exercise of options to purchase 38,000 shares of Common Stock.

(9)   Mr. Hess’s address is 717 Corning Way, Martinsburg, West Virginia 25401.  Includes shares of Common Stock issuable upon exercise of options to purchase 6,000 shares of Common Stock.

(10) Mr. Jansen’s address is 6216 St. Albans Circle, Edina, Minnesota 55439.  Includes shares of Common Stock issuable upon exercise of options to purchase 24,000 shares of Common Stock.

(11) Mr. Horn’s address is 1408 Shannon, Green Bay, Wisconsin 54304.  Includes shares of Common Stock issuable upon exercise of options to purchase 19,000 shares of Common Stock.

(12) Mr. Spungin’s address is 3041 Burgundy Drive N, Palm Beach Gardens, Florida 33410.  Includes shares of Common Stock issuable upon exercise of options to purchase 2,500 shares of Common Stock.

(13) Mr. Rothstein’s address is Box 2273, Loop Station, Chicago, Illinois 60690.  Includes shares of Common Stock issuable upon exercise of options to purchase 6,500 shares of Common Stock.

(14) Mr. Budd was terminated as an executive officer in January 2005.

(15) Includes shares of Common Stock issuable upon exercise of options to purchase 123,000 shares of Common Stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The By-Laws of the Company currently provide that the Board of Directors shall consist of at least six directors to be elected at the annual meeting of stockholders to hold office until the next annual meeting or until their successors are elected and qualified.  The Board of Directors currently has 8 members.  The proxies solicited by and on behalf of the Board of Directors will be voted FOR the election of the eight nominees listed below, unless authority to do so is withheld as provided in the proxy.  All nominees are currently members of the Company’s Board of Directors.  The proxies cannot be voted for a greater number of persons than the number of nominees named.  If for any reason one or more of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to cause such votes is included in the proxy.

Nominees

The Nominating Committee of the Board of Directors has nominated the following individuals for election, all of whom are currently directors:

Stephen D. Rubin has served as a director, President and Chairman of the Board of the Company since 1982.  Mr. Rubin is responsible for the overall operations of the Company with an emphasis on production, finance and quality control.  Previously, Mr. Rubin was the owner and chief operating officer of several other companies which included food, manufacturing and industrial companies.  Mr. Rubin received a B.B.A. from the University of Wisconsin and a J.D. from the University of Wisconsin Law School.

Clark L. Feldman has served as a director and Executive Vice President and Secretary of the Company since 1982.  Mr. Feldman has an extensive background in strategic financial planning and marketing and is responsible for all sales personnel, including brokers.  Mr. Feldman received a B.S. from Indiana University.

Terry W. Hess has served as a director of the Company since July 2001, when the Company acquired Virginia Honey Company, Inc. (“Virginia Honey”).  He also served as President of Virginia Honey from its acquisition by the Company in July 2001 until its merger into Vita Specialty Foods, Inc., a wholly owned subsidiary of the Company (“Vita Specialty Foods”), in November 2002.  Prior to July 2001, Mr. Hess was President/Owner and a director of Virginia Honey since October 1997.  Mr. Hess is currently the Chief Executive Officer, responsible for the overall operations, of Vita Specialty Foods with an emphasis on sales and production.  Prior to his purchase of Virginia Honey, Mr. Hess had an extensive background in banking for 18 years, where he was Senior Vice President of One Valley Bank, responsible for nine offices and a $60 million consumer loan portfolio.  Mr. Hess is on the United Way Board, American Cancer Board and is a director of Centra Bank, a privately held entity.  Mr. Hess attended Shepherd College in Shepherdstown, WV and Louisiana State University Graduate School of Banking.

Michael Horn has served as a director of the Company since April 1983.  For the past eight years, Mr. Horn, as the largest shareholder of Save More Foods Supermarkets and a significant shareholder of Performance Foods of Wisconsin, Inc., has acted in a management advisory role to both companies.  Prior to that Mr. Horn was president of the Green Bay Division of Super Value Stores, Inc., a national grocery food wholesaler.  Mr. Horn currently is a managing partner with HMH Development of Green Bay, Wisconsin.  Mr. Horn is also a Vice President and a director on the Executive Committee of the Green Bay Packer Hall of Fame.  Mr. Horn has a B.A. in business from the University of Minnesota at Duluth.

Neal Jansen has served as a director of the Company since April 1983.  Mr. Jansen had been CEO and Chairman of the Board of Lettieri’s, Inc., a manufacturer of authentic Italian foods, from 2002 to August 2003, but now serves solely as a member of the board.  Mr. Jansen served as CEO and Chairman of Farm Fresh Catfish Company from 1997 to 2000.  From 1990 to 1996, he served as President and CEO of Pies, Inc. and was a major shareholder until it was sold to Flowers Industries in 1991.  Prior to 1986 he was President of Gordon Fleming and Associates, a food brokerage company in Minnesota, and a Senior Vice President of Red Owl Stores, Inc., a large Midwestern supermarket chain.  Mr. Jansen received a B.A. from St. Norbert College and an M.B.A. from Michigan State University.

Steven A. Rothstein has served as a director of the Company since May 1, 1997.  Mr. Rothstein is currently a consultant to firms in the securities industry.  He is also currently a director of Brownshire Capital formerly known as Gateway Data Science Corporation.  From 1995 to 2001, Mr. Rothstein was Chairman of the Board of National Securities Corporation and Chairman and President of Olympic Cascade Financial Corporation.  Mr. Rothstein has a B.A. from Brown University.

John C. Seramur has served as a director of the Company since May 2000. Mr. Seramur is retired.  From 1965-1997, he served as President and CEO of First Financial Corporation or one of its predecessor companies, which merged with Associated Banc Corp., a bank holding company in 1999.  He is director and Vice Chairman of Associated Bank Corp.  Mr. Seramur has a B.S. in business administration from Marquette University.

Joel D. Spungin served as a director of the Company from May 2000 to May 2003 and from February 2004 to the present.  Since 1995 Mr. Spungin has been Managing Partner of DMS Enterprises, a consulting and management advisory partnership. From 1994 to 1999, he served as Chairman Emeritus, and from 1988 to 1995, Chairman and Chief Executive Officer, of United Stationers Inc. Mr. Spungin is a director of AAR Corporation, which is a publicly held company.  Mr. Spungin has a B.S. in business administration from Roosevelt University.

Committees and Attendance

The Board of Directors met seven times during the year ended December 31, 2004.  Each of the directors attended at least 80% of the meetings of the Board of Directors and of each committee of the Board of Directors held, of which he was a member, during the last fiscal year.  It is the Company’s policy that the directors who are up for election at the Annual Meeting attend the Annual Meeting.  All of the nominees up for election at the 2005 Annual Meeting of Stockholders attended the 2004 Annual Meeting of Stockholders.

The Audit Committee, comprised of directors Neal Jansen (Chairman), John Seramur and Michael Horn, who in February 2005 replaced Paul Lederer upon his resignation as a member of the board in January 2005, met nine times during this period.  The Audit Committee oversees the accounting and financial reporting process and the audits of the Company’s financial statements and reviews the system of internal control and the Company’s process for monitoring compliance with laws and regulations and with the Company’s Code of Ethics.  In addition, the Company has retained an internal auditor who reports to the Audit Committee.  The Audit Committee members believe that the internal auditor has achieved a satisfactory relationship with BDO Seidman, LLP, the Company’s independent registered public accounting firm.  The Audit Committee has adopted a written charter which was amended and restated in 2003 and was attached to the Company’s 2004 Proxy Statement as Appendix A.  All members of the Audit Committee are independent, as independence is defined in Section 121(A) of the American Stock Exchange listing standards.  In addition, the Board of Directors has determined that Neal Jansen satisfies all of the criteria to be a “financial expert” as defined in Item 401(h)(2) of Regulation S-K.

The Compensation Committee, comprised of directors Michael Horn (Chairman), Steven A. Rothstein and Joel D. Spungin met four times during the year ended December 31, 2004.  Each member of the Compensation Committee is independent in accordance with American Stock Exchange listing standards.  The Compensation Committee reviews and makes recommendations to the Board of

Directors with regard to the salaries, incentive compensation and related benefits of corporate officers and other employees.

The Nominating/Governance Committee, comprised of Joel D. Spungin (Chairman), John C. Seramur and Michael Horn, met one time during the year ended December 31, 2004.  Each member of the Nominating/Governance Committee is independent in accordance with American Stock Exchange listing standards.  The Nominating/Governance Committee makes recommendations to the Board of Directors concerning the size and composition of the Board of Directors, the qualifications of potential new directors and the formation of a slate of directors to stand for election at each Annual Meeting of Stockholders and reviews and reports to the Board with regard to matters of corporate governance.

The Nominating/Governance Committee will consider Board nominees recommended by stockholders who submit their recommendations, together with appropriate biographical information, to Michael Horn at 2222 West Lake Street, Chicago, Illinois 60612, in writing prior to January 1 of each year. The Nominating/Governance Committee has adopted a written charter, which was attached to the Company’s 2004 Proxy Statement as Appendix B.

Selection of Board Candidates

The Company’s directors take a critical role in guiding the strategic direction and overseeing the management of the Company.  Board candidates are considered based upon various criteria, such as their business and professional skills and experiences, concern for the long-term interests of the stockholders, personal integrity and judgment and willingness to apply sound and independent business judgment.  Directors should have relevant expertise and experience, be able to read and understand basic financial statements and be able to offer advice and guidance to management based on that expertise and experience.  In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the specialty food products industry.  The Nominating/Governance Committee retains the right to modify these minimum qualifications from time to time. In the case of incumbent directors, the Nominating/Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any transactions of such directors with the Company during their term.  In the case of new director candidates, the Committee first determines whether the nominee must be independent for American Stock Exchange purposes.  The Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.  The Committee then meets to discuss and consider such candidates’ qualifications and then chooses a candidate by majority vote.  The Committee does not intend to alter in the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not.

Communications with Stockholders

The Board of Directors provides a process for stockholders to send communications to the Board or any of the directors.  Stockholders may send written communications to the Board or any of the directors c/o Stephen D. Rubin, 2222 West Lake Street, Chicago, Illinois 60612.  All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.

Compensation of Directors

Directors who are employees of the Company are not separately compensated for serving on the Board of Directors.  In fiscal year 2004, non-employee directors were paid $10,000 plus $1,000 for each Board of Directors meeting attended, $150 for each Compensation Committee meeting attended, and $150 for each Audit Committee meeting attended.  The Chairman of the Compensation Committee and the Chairman of the Audit Committee were paid an additional $100 for each respective meeting attended.  In February 2004, each non-employee director was granted an option to purchase 2,500 shares of Common Stock at an exercise price of $7.52 per share, the fair market value (as defined in the Company’s 1996 Stock Option Plan for Non-Employee Directors) on the date of grant.

The Company’s 1996 Stock Option Plan for Non-Employee Directors (the “Directors Plan”) provides for grants of stock options to non-employee directors of the Company.  Under the Directors Plan, as amended in 2001 and 2003, the Compensation Committee may grant each director options to purchase shares of Common Stock at a purchase price equal to the fair market value (as defined in the plan) of the Common Stock on the date of grant.  The maximum number of shares of Common Stock that may be issued to such persons upon the exercise of options granted under the Directors Plan is 175,000.  As of January 1, 2004 and December 31, 2004, 57,000 and 42,000 shares of Common Stock, respectively, were available for issuance under the Directors Plan.

The Company’s Board of Directors unanimously recommends voting “FOR” the election of the director nominees set forth herein.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected BDO Seidman, LLP (“BDO Seidman”) as the Company’s independent registered public accounting firm for 2005.  BDO Seidman has been engaged as the Company’s independent registered public accounting firm since January 1995.  The ratification of the selection of independent registered public accounting firm is not required by the Company’s bylaws or otherwise.  The Board of Directors has elected to seek such ratification as a matter of good corporate practice.

If the appointment of BDO Seidman as independent registered public accounting firm for 2005 is not approved by the holders of a majority of the shares of Common Stock who vote on such matter whether in person or by proxy, the adverse vote will be considered a direction to the Board of Directors to consider other auditors for next year.  However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for the year 2005 will stand unless the Board finds other good reason for making a change.

Representatives of BDO Seidman are expected to attend the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Company’s Board of Directors unanimously recommends voting “FOR” the ratification of BDO Seidman.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon the Company’s review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that there were no late filings in fiscal year 2004, except that Paul R. Lederer, who resigned as a director in January 2005, filed a Form 4 on February 26, 2004 to report the receipt of options to purchase 2,500 shares of Common Stock granted to him by the Company on February 20, 2004.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation awarded to the chief executive officer and four additional individuals serving as executive officers or key employees of the Company at the end of fiscal year 2004 whose aggregate salary and bonus for services in all capacities rendered during the year ended December 31, 2004 exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards (5)
Name and Principal Position	Year		Salary	Bonus	Securities Underlying Options		All Other Compensation (6)

Stephen D. Rubin	2004		$268,694	$—	—		$2,842
President and Director	2003		$263,167	$—	—		$2,882
	2002		$246,151	$45,717	15,000	(2)	$3,008

Clark L. Feldman	2004		$268,694	$—	—		$792
Executive Vice President,	2003		$263,167	$—	—		$2,882
Secretary and Director	2002		$246,151	$45,717	15,000	(2)	$3,008

Clifford K. Bolen	2004		$195,700	$—	—		$2,842
Senior Vice President and	2003		$190,000	$10,000	—		$2,882
Chief Financial Officer	2002		$149,519	$27,532	20,000	(3)	$2,753

Terry W. Hess	2004		$300,000	$—	30,000	(4)	$5,127
Chief Executive Officer of	2003		$300,000	$—	—		$5,552
Vita Specialty Foods and Director	2002		$300,000	$—	—		$4,957

Robert J. Budd (7)	2004		$248,859	$—	—		$6,243
President of Vita Specialty Foods	2003		$238,477	$—	—		$9,302
	2002	(1)	$44,678	$—	—		$1,564

(1)   Mr. Budd’s compensation under terms of his employment agreement with The Halifax Group, Inc. became effective November 1, 2002.

(2)   Such options, exercisable at $4.433 per share, vest in increments of 3,000 shares on each of December 11, 2003, 2004, 2005, 2006, and 2007.

(3)   Such options, exercisable at $4.03 per share, vest in increments of 4,000 shares on each of December 11, 2003, 2004, 2005, 2006, and 2007.

(4)   Such options, exercisable at $7.52 per share, vest in increments of 6,000 shares on each of February 19, 2005, 2006, 2007, 2008, and 2009.

(5)   At December 31, 2004, the Named Executive Officers as a group, held 1,852,515 shares of restricted stock with a market value of $7,058,082.

(6)   In 2004, All Other Compensation is comprised of $13,886 for Company 401(k) matching contributions and $3,960 of Company paid term life insurance premiums.

(7)   Mr. Budd was terminated as an executive officer in January 2005.

Option Grants in Last Fiscal Year

The following table provides information on options granted to the Named Executive Officers in fiscal 2004.

Individual Grants						Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)

Terry W. Hess	30,000	(1)	85.71%	7.52	2/19/2014	141,879	359,548

(1)   Such options vest in increments of 6,000 shares on each of February 19, 2005, 2006, 2007, 2008 and 2009.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information on option exercises in fiscal 2004 by the Named Executive Officers and the value of such officers’ unexercised options at December 31, 2004.

			Number of Securities Underlying Unexercised Options at December 31, 2004 (#)		Value of Unexercised In-The- Money Options at December 31, 2004 ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen D. Rubin	—	—	6,000	9,000	$0	$0
Clark L. Feldman	—	—	6,000	9,000	$0	$0
Clifford K. Bolen	—	—	38,000	22,000	$56,400	$17,000
Terry W. Hess	—	—	—	30,000	$0	$0

Employment Agreements

The Company has an employment agreement with each of Stephen D. Rubin and Clark L. Feldman.  The employment agreements extend through December 2006, with an automatic one-year renewal unless 90 days prior written notice of termination is provided by either party.  In the event of termination by the Company in accordance with such notice provision, the Company will be obligated to pay the terminated Named Executive Officer, on or before January 15, 2007, a lump sum amount equal to his base salary in effect on the expiration date of the initial term multiplied by .75.  Under the terms of these agreements, Mr. Rubin and Mr. Feldman are entitled to be paid a salary of $263,167 annually (adjusted annually for increases of at least the cost of living index).  Each of such Named Executive Officers is also entitled to receive annual bonuses, if any, based on Company and individual performance as determined by the compensation program adopted by the Board of Directors and the Compensation Committee, and certain perquisites not to exceed $30,000 per year, including, among other things, a car payment allowance, reimbursement of country club or health club membership dues and expenses, the right to designate a charitable contribution to be paid by the Company and a non-accountable business expense allowance.  Under the employment agreements, the Company agrees to employ Mr. Rubin as its

President and Mr. Feldman as its Executive Vice President.  Both employment agreements provide for termination of Mr. Rubin or Mr. Feldman (i) for “cause” as defined in the agreements, (ii) upon Mr. Rubin’s or Mr. Feldman’s death or “total disability,” as defined in the agreements, or (iii) if Mr. Rubin or Mr. Feldman terminates his employment because of a breach of his employment agreement by the Company or upon a change in control of the Company.  In all such events, the Company will be obligated to pay the Named Executive Officer his base salary through the effective date of termination.  The employment agreements contain provisions that restrict Mr. Rubin’s and Mr. Feldman’s ability to compete with the Company or solicit its employees or customers for a specified period following the termination of their employment.

On July 1, 2001, the Company entered into an employment agreement with Terry W. Hess (the “Hess Employment Agreement”), in conjunction with the Company’s acquisition of Virginia Honey, to serve as the Chief Executive Officer of Virginia Honey (Vita Specialty Foods as of November 2002).  Under the Hess Employment Agreement, which was amended in 2004 to extend the term until December 31, 2007, Mr. Hess receives a base salary of $300,000 per year with, at the sole discretion of the Board of Directors of Virginia Honey (Vita Specialty Foods as of November 2002), a maximum annual increase proportionate to the increase in the cost of living.  The Hess Employment Agreement provides for termination of Mr. Hess for “cause” as defined in the Agreement and states liquidated damage amounts that would be payable by Mr. Hess in the event that his employment is “voluntarily terminated” as defined in the Agreement.  The Hess Employment Agreement contains provisions that restrict Mr. Hess’ ability to compete with the Company or solicit its employees or customers for a specified period following the termination of his employment.

On November 1, 2002, the Company entered into an employment agreement with Robert J. Budd (the “Budd Employment Agreement”), in conjunction with the Company’s acquisition of Halifax, to serve as the President of Halifax (Vita Specialty Foods as of November 2002).  The Budd Employment Agreement was amended in March 2003 to amend Mr. Budd’s duties under the Agreement.  Under the Budd Employment Agreement, which extended until December 31, 2007, Mr. Budd received a base salary of $242,500 per year with 3% increases per year commencing on January 1, 2004.  The Budd Employment Agreement provided for termination of Mr. Budd for “cause” as defined in the Agreement and states liquidated damage amounts that would be payable by Mr. Budd in the event that his employment is terminated for “cause” or “voluntarily terminated” as defined in the Agreement.  The Budd Employment Agreement contained provisions that restricted Mr. Budd’s ability to compete with the Company or solicit its employees or customers for a specified period following the termination of his employment.

On January 7, 2005, the Company terminated the Budd Employment Agreement.  The Company alleged a for “cause” termination and, accordingly, filed suit against Mr. Budd which was settled in accordance with the terms and conditions of the Confidential Settlement Agreement and Mutual Release, entered into on March 28, 2005, among the Company, Vita Specialty Foods, Virginia Honey, Halifax and Mr. Budd (the “Settlement Agreement”).  Pursuant to the Settlement Agreement, the Company agreed to reinstate Budd as an employee of the Company for three years at a reduced annual salary of $51,500 plus health insurance coverage and participation in all other Company employee benefits programs on the same terms and conditions as other employees.  Mr. Budd will perform those duties specified by Mr. Hess from time to time, but such duties will be limited so as to permit Mr. Budd to assume other responsibilities for other employers.  Finally, the Settlement Agreement contains a mutual release by the parties.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”), consisting of three non-employee directors, approves all of the policies and programs pursuant to which compensation is paid or awarded to the Company’s executive officers.  In reviewing overall compensation, the Committee focuses on the Company’s objectives to attract and retain the best possible executive talent, to motivate the executives to achieve the goals of the Company’s business strategy and, to a lesser extent, to link the interests of the executives and stockholders through equity based plans.  The Committee does not utilize specific formulas or guidelines in reviewing and approving executive compensation, except with respect to bonuses awarded under the Company’s annual bonus plans.  In awarding compensation, the Committee produces reports with its recommendation that it presents to the entire Board of Directors other than any directors whose compensation is the subject to a particular report.  The Board then votes on final approval of the Committee’s recommendations.

Elements of Executive Compensation Program. The key elements of the Company’s executive compensation program consist of base salary, annual bonus and stock options.  In awarding or approving individual elements of compensation and overall compensation to executives, the Committee reviews performance factors relating to increases in the Company’s earnings, increases in the size of the Company, the Company’s overall performance within its industry and the executive’s individual performance, including increases in responsibilities.  In addition the Committee awards compensation, particularly long-term compensation, to provide strong incentives for superior future performance by the Company’s executives.

Base Salaries. Base salaries for Stephen D. Rubin, the Company’s Chief Executive Officer, and Clark L. Feldman, the Company’s Executive Vice President and Secretary, were initially determined in connection with the Company’s initial public offering of Common Stock in 1996 in accordance with the recommendations of the underwriters.  Since then, these executives have been subject to employment agreements that reflect increasing base salaries determined by the Committee related to the cost of living.  Base salary for Terry W. Hess, the Chief Executive Officer of Vita Specialty Foods in 2004, was set forth as part of Mr. Hess’ employment agreement executed in connection with the Company’s acquisition of the Virginia Honey Company, Inc. in 2001.  Base salary for Robert Budd, the President of Vita Specialty Foods in 2004, was set forth as part of Mr. Budd’s employment agreement executed in connection with the Company’s acquisition of The Halifax Group, Inc. in 2002.  Base salaries for the Company’s other executive officers are primarily determined by reference to the scope of the executive officer’s responsibilities, similarly sized manufacturing companies, the officer’s base salary relative to other executive officers and employees of the Company, the growth of the Company and the experience and credentials of the particular officer.

Annual Bonus. The Company’s executive officers, as selected by the Committee, are eligible for an annual cash bonus based on corporate and individual performance, including participation in the Company’s bonus plans which are adopted at the first annual meeting of the board of directors of the Company each year (each a “Bonus Plan”).  Pursuant to each Bonus Plan, the entire board of directors establishes a target bonus percentage of base salary (the “Target Bonus Percentage”) for each Plan participant (ranging from 5% to 20%) and a target pre-tax, pre-bonus net income derived from the budget for the current fiscal year (the “Target Net Income”).  The board also establishes a minimum Target Net Income.  Participants are then entitled to receive bonuses at the end of the fiscal year based on the Company’s actual net income (after achievement of the minimum Target Net Income set by the board).  The amount of a participant’s bonus will be determined as follows:

Actual pre-tax, pre-bonus net income	X	Target Bonus Percentage X Base salary
Target Net Income

Stock Options. The 1996 Stock Option Plan (the “Stock Option Plan”) provides for stock option awards for executive officers (and certain other individuals). The size of stock option awards is determined by the Committee based upon both overall performance of the Company and individual performance of the executive.  The Committee believes that significant equity interests in the Company held by the Company’s executive officers align the interest of the stockholders and such executive officers.  Stock options provide executive officers with the opportunity to acquire equity interests in the Company and to participate in the creation of stockholder value as reflected in the growth of the price of the Common Stock.  In 2004, the Committee granted options to purchase a total of 35,000 shares of Common Stock, 30,000 options to Mr. Hess and 5,000 to another employee of the Company, pursuant to the Stock Option Plan.

Committee’s Actions for 2004. Base salary payable to Messrs. Feldman, Hess and Budd in 2004 was dictated by the terms of their respective employment agreements.  Base salary paid to Mr. Bolen was increased from 2003 based on the unusual scope of responsibilities that Mr. Bolen has taken on at the Company. The Committee retained a nationally known independent compensation consultant for purposes of setting Mr. Bolen’s base salary and found that, while Mr. Bolen’s base salary was on the higher end for his title, the responsibilities that he has undertaken comprise the work of more than one executive officer at most peer group companies identified by the consultant.  The consultant presented its evaluation to the entire board and its recommendations were available to management.  The Committee also considered formal reviews of Mr. Bolen’s performance by management, all of which were exceptionally positive.

None of the Named Executive Officers earned a bonus in accordance with the Target Net Income set by the Board in its 2004 Bonus Plan.  Stock options were granted only to Mr. Hess in connection with Mr. Hess’ agreement to extend his employment with the Company which the Board considered to be vital to the success of Vita Specialty Foods.  None of the other Named Executive Officers received options based on the Company’s earnings in 2004.  In addition, the Committee was aware that Mr. Budd’s performance was below expectations of Company management.

The Committee has reviewed and approved each of the components of compensation paid to each of its executive officers in 2004, including salary, bonus, long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits and the actual projected payout obligations under several potential severance and change-in-control scenarios.  Based on this review, the Committee finds the total amount payable to each of its executive officers in the aggregate to be reasonable and not excessive.

Chief Executive Officer Compensation. For 2004, the Committee compensated Mr. Rubin in accordance with his Employment Agreement, paying him $268,694 in base salary.  Mr. Rubin was not awarded a bonus for 2004 due to the Company’s failure to achieve the Target Net Income under the 2004 Bonus Plan and he was not issued stock options based on the Company’s earnings in 2004.  However, the Committee is aware of the substantial time and effort devoted by Mr. Rubin in 2004 to the growth of the Company.

Overall, the Committee believes that Mr. Rubin is an excellent representative of the Company to the public and that his exhaustive efforts on behalf of the Company will continue to enhance the expansion and the long-term value of the Company.

Compensation Committee Michael Horn Steven A. Rothstein Joel D. Spungin

Performance Graph

The graph below compares the cumulative total return of the Company’s Common Stock with the cumulative total return of the AMEX Market Index and the Coredata Group 342 – Processed Packaged Goods Index for the annual periods from January 1, 1999 to December 31, 2004. The graph assumes $100 invested on January 1, 1999 in the Company’s Common Stock and $100 invested at that time in each of the Indexes.  The comparison assumes that all dividends are reinvested.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG VITA FOOD PRODUCTS, INC.,

AMEX MARKET INDEX AND COREDATA GROUP INDEX

ASSUME $100 INVESTED ON DEC. 31, 1999

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2004

	1999	2000	2001	2002	2003	2004
VITA FOOD PRODUCTS, INC.	100.00	63.36	213.33	216.00	393.60	203.20
COREDATA GROUP INDEX	100.00	142.44	166.33	157.16	201.25	228.62
AMEX MARKET INDEX	100.00	98.77	94.22	90.46	123.12	140.99

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is not a party to any material transactions of the type required to be described herein.

AUDIT COMMITTEE REPORT

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

In this context, the Audit Committee of the Board of Directors has:

•      Reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2004;

•      Discussed with BDO Seidman, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•      Received and reviewed the written disclosures and the letter from BDO Seidman required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board; and

•      Discussed with BDO Seidman its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Neal Jansen John C. Seramur Michael Horn

Audit Fees.  The aggregate fees billed for assurance and related services rendered by BDO Seidman for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2004 and 2003 and review of the financial statements included in the Company’s Forms 10-Q for those fiscal years or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years were $150,088 and $158,444, respectively.

Audit-Related Fees.  There were no assurance and related services (not included in the “Audit Fees” disclosed above) by BDO Seidman that were reasonably related to the performance of the audits and reviews of the Company’s financial statements for the fiscal years ended December 31, 2004 or 2003.

Tax Fees.  The aggregate fees billed for professional services rendered by BDO Seidman for tax compliance, tax advice, and tax planning for the fiscal years ended December 31, 2004 and 2003 were $17,409 and $14,500, respectively.

All Other Fees.  There were no other products or services provided by BDO Seidman for the fiscal years ended December 31, 2004 and 2003 that were not included in the “Audit Fees” or “Tax Fees” disclosed above.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established procedures for the pre-approval of auditing services and non-auditing services to be performed by the Company’s independent registered public accounting firm.  If any services are not pre-approved under the Committee’s written list of pre-approved services, they must be approved on an individual basis.  The Committee can delegate the pre-approval of non-auditing services to one or more of its members, but the decision must be presented to the full Committee at the next scheduled meeting. The policy prohibits the Company from retaining its independent registered public accounting firm to perform specified non-audit functions, including (i) bookkeeping, financial information systems design and implementation, (ii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports, (iii) actuarial services; (iv) internal audit outsourcing services; (v) management functions; (vi) human resources; (vii) broker dealer, investment advisor or investment banking services; (iii) legal services; and (ix) expert services unrelated to the audit.  The Audit Committee pre-approved all of the audit services provided by the Company’s independent registered public accounting firm in 2004.  Of the billings listed above, those related to audit fees, audit-related fee, tax fees and all other fees were 90%, 0%, 10% and 0%, respectively.

ANNUAL REPORT

A copy of the Company’s Annual Report to Stockholders accompanies this Proxy Statement.

STOCKHOLDER PROPOSALS

Stockholder proposals submitted for evaluation as to inclusion in the proxy materials for the Company’s 2006 annual meeting of stockholders must be received by the Company not later than December 20, 2005, at the Company’s principal executive offices at 2222 West Lake Street, Chicago, Illinois 60612.  With respect to the Meeting, proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board of Directors may recommend when a stockholder raises any proposal which is not included in these proxy materials for consideration at the Meeting if the Company did not receive proper notice of such proposal at its principal executive offices by March 6, 2005.  Proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board of Directors may recommend at the Company’s annual meeting of stockholders to be held in 2006 if a stockholder raises any proposal which is not included in the proxy materials for such meeting and the Company does not receive proper notice of such proposal at its principal executive offices by March 6, 2006.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Meeting.  If any other matters are properly brought before the Meeting, it is the intention of the persons named as proxies in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment.

For the Board of Directors,

Stephen D. Rubin
Chairman of the Board

Chicago, Illinois
April 20, 2005

ANNUAL MEETING OF SHAREHOLDERS OF

VITA FOOD PRODUCTS, INC.

May 18, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

 Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:			2.	To ratify the selection of BDO Seidman, LLP	☐	☐	☐
as independent registered public accounting
firm of the Company for the year ending
		NOMINEES:		December 31, 2005.
☐	FOR ALL NOMINEES	Stephen D. Rubin
		Clark L. Feldman	*NOTE* IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Neal Jansen Michael Horn	TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT
		Steven A. Rothstein	THEREOF.
☐	FOR ALL EXCEPT	John C. Seramur
	(See instructions below)	Terry W. Hess	PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD
		Joel D. Spungin	PROMPTLY IN THE ENCLOSED ENVELOPE.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

VITA FOOD PRODUCTS, INC.

This Proxy is Solicited on Behalf of the Board of Directors for the
Annual Meeting to be held on May 18, 2005

The undersigned hereby constitutes and appoints Stephen D. Rubin and Clark L. Feldman, and each of them, with full power to act with or without the other and with full power of substitution, his or her true and lawful agents and proxies to represent the undersigned at the Annual Meeting of Shareholders of Vita Food Products, Inc. (the “Company”) to be held on May 18, 2005, at 9:00 A.M., and at any adjournments or postponements thereof, to vote all shares of the undersigned at such meeting as specified herein and, in their best judgment, on any other business that may properly come before such meeting. The undersigned acknowledges receipt of the Proxy Statement related to such Meeting.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND IN FAVOR OF THE RATIFICATION OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2005.

(Continued and to be signed on the reverse side)

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